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                                                                       EXHIBIT 1
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SUMMARY:
         Frisch's Enters into Letter of Intent to
         Sell Its Interest in the Cincinnati Reds


COMPANY CONTACT:
         Craig F. Maier
         President
         (513) 559-5118

FRISCH'S RESTAURANTS, INC.
2800 Gilbert Avenue
Cincinnati, Ohio  45206


FOR IMMEDIATE RELEASE
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Cincinnati, Ohio, August 6, 1998

         Craig F. Maier, President and CEO of Frisch's Restaurants, Inc. (American Stock Exchange: FRS) announced today that the Company has entered into a letter of intent to sell its 1/15th limited partnership interest in the Cincinnati Reds for $7,000,000 to Jonathan J. Ledecky, a Washington, D.C. businessman. The transaction is subject to several contingencies, including the preparation of a definitive agreement, the approval of the other owners of the Reds and the approval of the National League. The letter of intent calls for the sale to be completed by September 30, 1998.

         "Last year's planning process and our strategic plan, including a possible sale of our Reds interest, are continuing to pay off for our shareholders," said Mr. Maier. "This sale is a further opportunity to pay down the tender offer debt and enhance shareholder value."